Exhibit 99.1

Winc Reports Fourth Quarter and Full Year 2021 Financial Results

Wholesale channel wins fuel continued growth

LOS ANGELES, CA (March 29, 2022) Winc, Inc. (“Winc” or the “Company”) (NYSE American: WBEV), a differentiated platform for growing alcoholic beverages brands, today announced financial results for the quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Results Compared to the Fourth Quarter of 2020

•
Total net revenues increased 4.5% to $18.5 million

•
Wholesale revenues increased 152.0% to $3.9 million

•
DTC revenues declined 7.0% to $14.4 million

•
Net loss increased from $1.9 million to $5.6 million

•
Adjusted EBITDA* loss of $5.9 million versus a loss of $1.5 million

Full Year 2021 Results Compared to the Full Year 2020

•
Total net revenues increased 11.4% to $72.1 million

•
Wholesale revenues increased 106.9% to $17.0 million

•
DTC revenues declined 1.7% to $53.9 million

•
Net loss increased from $7.0 million to $14.6 million

•
Adjusted EBITDA* loss of $10.2 million versus a loss of $5.1 million

•
The five core brands** grew to a total of 167,175 cases sold, a 47% increase

•
Retail accounts*** increased 114.8% to 16,905

“Growth accelerated in the fourth quarter, driven by our wholesale channel, where we continue to experience strong customer response to our innovation and expanding portfolio. In 2021, we deepened our relationship with Whole Foods by growing the number of SKUs available at their locations. We grew active retail accounts by 115% driven by expanded distribution at leading national chains including Whole Foods, Walmart, Target, and Trader Joe’s,” said Geoff McFarlane, Chief Executive Officer. “Wholesale revenue increased 152% in the fourth quarter and was up 107% in full year 2021 as we continued to leverage the power of our unique model to rapidly develop and scale our proprietary brands. Our full year DTC revenue was up 82% on a two-year basis, reflecting strong growth in average order value and the number of transactions, fueled by increased at-home consumption during the pandemic. While tough year-over-year compares have been a headwind to our DTC channel growth rates in recent quarters, we believe we remain well positioned for continued growth.”

Brian Smith, Winc’s President, commented, “Our core brands collectively grew by 47% in case volume sold compared to 2020, and we believe we have strong line of sight on future gains based on our modest all commodity volume, expanding distribution and the performance of our newest offerings, including Pizzolato, Les Hauts De Lagarde, and Cherries and Rainbows. 2021 was also an important inflection for our organic wine business as we increased our portfolio offerings to more than 20% organic products, leveraging the Natural Merchants assets we acquired in May 2021, and expanded distribution to major national retailers in mass and grocery channels. We believe we are well positioned to be a leader in the organic category as our platform and brand portfolio index high with millennial consumers’ growing demand for more sustainable options that are healthier, naturally produced and chemical-free.”

Fourth Quarter 2021 Results

Net revenues increased 4.5% to $18.5 million in the fourth quarter of 2021 compared to $17.7 million in the fourth quarter of 2020. Wholesale net revenues of $3.9 million increased 152.0% compared to the fourth quarter of 2020 due to continued growth in the number of retail accounts through distributor and retailer relationships. DTC net revenues of $14.4 million were down 7.0% as compared to the same period in 2020, primarily related to decreased order volume partially offset by increased average order value (“AOV”)*** driven by returning customer activity. The Company continues to see improvement in AOV, up 9.2% from the same period in 2020. Revenue mix continues to shift towards the wholesale channel with the segment accounting for 23.6% of revenue in 2021, up from 12.7% in the previous year, in line with the Company’s strategic focus to diversify revenue streams.

Gross profit of $7.2 million in the fourth quarter of 2021 decreased 9.0% as compared to the fourth quarter of 2020 and gross profit margin decreased to 38.7% compared to 44.5% in the prior year period. In the DTC segment, gross margin was 41.6%, a 560 basis point decline compared to the fourth quarter of 2020. This decrease reflects an approximate 260 basis point impact related to one-time inventory adjustments made during December 2021, an approximate 190 basis point impact related to increased discounted first time orders and an approximate 110 basis point impact related to inflation and other factors. Management believes the Company was able to minimize the impact of global supply chain constraints and unprecedented inflation due to an agile supply chain, improved gross margin in the Company’s core brands and a focus on operating efficiencies. Gross margin in the wholesale segment improved to 27.5% from 13.3% during the same period in 2020 due to product mix and as the Company began to realize scale-related efficiencies for core brands. Historically, fourth quarter gross margin is lower than other quarters as sales of the Company’s high gross margin core brands face seasonal headwinds and the Company acquires a large number of discounted first time memberships in the DTC channel which are expected to result in additional revenue through 2022. Overall, the Company saw continued gross margin improvements, finishing the year ended December 31, 2021 at 41.8% overall, up from 40.7% for the year ended December 31, 2020.

Total operating expenses in the fourth quarter of 2021 increased $3.6 million, or 35.6%, compared to the same period in 2020 reflecting investments in growth initiatives and incremental public company expenses. Marketing expenses increased by 4.0% to $5.8 million as the Company increased customer acquisition goals and incurred higher advertising costs. Personnel expenses were $3.0 million as compared to $2.1 million in the same period in 2020, with $0.3 million of the increase attributable to non-cash items including stock-based compensation. General and administrative expenses rose 91.9% to $4.7 million due to increased expenses for professional services to support operating as a public company and growth-related expenses, of which approximately $0.3 million related to one-time initial public offering (“IPO”) costs.

Net loss for the fourth quarter of 2021 was $5.6 million or ($0.73) per diluted share based on 7.7 million weighted average common shares outstanding in that quarter compared to a net loss of $1.9 million or ($2.10) per diluted share in the fourth quarter of 2020 based on 0.9 million weighted average common shares outstanding in that quarter.

Adjusted EBITDA* loss increased to $5.9 million in the fourth quarter of 2021 compared to Adjusted EBITDA* loss of $1.5 million in the fourth quarter of 2020.

Balance Sheet

As of December 31, 2021, the Company had cash of $4.9 million and no outstanding borrowings compared to cash of $7.0 million and outstanding borrowings of $3.7 million at December 31, 2020. The decrease in net cash reflected increased working capital needs to support growth including higher inventories, which totaled $23.9 million as of December 31, 2021 compared to $11.9 million at December 31, 2020. In order to mitigate supply chain constraints and inflationary pressures, the Company invested in additional inventory. The Company expects to return to more normalized inventory levels in 2022.

Conference Call and Webcast

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss fourth quarter and full year 2021 results. The conference call can be accessed by dialing (877) 705-6003 or for international callers by dialing (201) 493-6725. The live audio webcast can be accessed via the “News & Events” section of the Company’s investor relations website at https://ir.winc.com/ or directly here. An archived replay of the webcast will be available on the Company’s website shortly after the live event has concluded for at least 30 days.

About Winc

Winc is a differentiated platform for growing alcoholic beverages brands, fueled by the joint capabilities of a data-driven brand development strategy paired with a true omni-channel distribution network. Winc’s mission is to become the leading brand builder within the alcoholic beverages industry through an omni-channel growth platform.

Winc’s common stock trades under the ticker symbol “WBEV” on the NYSE American.

Contact:

Matt Thelen

Chief Strategy Officer and General Counsel

invest@winc.com

424-353-1767

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements. All statements contained in this press release other than statements of historical fact, are forward-looking statements, including statements regarding:

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The Company’s total addressable market, future results of operations, financial position, research and development costs, capital requirements and needs for additional financing.

•
The Company’s expectations about market trends and its ability to capitalize on these trends.

•
The Company’s business strategy and plans.

•
The impact on the Company’s business, financial condition and results of operation from the ongoing and global COVID-19 pandemic, or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide.

•
The Company’s ability to effectively and efficiently develop new brands of wines and introduce products in beverage categories beyond wine.

•
The Company’s ability to efficiently attract and retain consumers.

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The Company’s ability to increase awareness of its portfolio of brands in order to successfully compete with other companies.

•
The Company’s ability to maintain and improve its technology platform supporting the Winc digital platform.

•
The Company’s ability to maintain and expand its relationship with wholesale distributors and retailers.

•
The Company’s ability to continue to operate in a heavily regulated environment.

•
The Company’s ability to establish and maintain intellectual property protection or avoid claims of infringement.

•
The Company’s ability to hire and retain qualified personnel.

•
The Company’s ability to obtain adequate financing
.

The Company cautions you that the foregoing list may not contain all of the forward-looking statements made in this press release.

The Company has based the forward-looking statements contained in this press release on the Company’s current expectations and projections about future events and trends that the Company believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties, and assumptions, including those set forth under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the final prospectus filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2021 and the Company’s other periodic filings with the SEC.

Moreover, the Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can the Company assess the impact of all factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Any forward-looking statements made herein speak only as of the date of this press release, and you should not rely on forward-looking statements as predictions of future events. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee that the future results, performance, or achievements reflected in the forward-looking statements will be achieved or will occur. Except as required by applicable law, the Company undertakes no obligation to update any of these forward-looking statements for any reason after the date of this press release or to conform these statements to actual results or revised expectations. Any forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, restructurings, joint ventures, partnerships or investments the Company may make.

These forward-looking statements are based upon information available to the Company as of the date of this press release, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

_______________________________

* Non-GAAP financial measure. See “Non-GAAP Financial Measures” for additional information and a reconciliation to the most directly comparable financial measure calculated in accordance with U.S. GAAP.

**Each of the Company’s current core brands has individually generated more than $1.0 million in net revenues through the DTC channel and more than $0.5 million through the wholesale channel in the last 12 months, and management believes has the potential to continue to grow sales through the wholesale channel.

***Throughout this press release, the Company provides certain key performance indicators used by management and often used by competitors in the Company’s industry. These and other key performance indicators are discussed in more detail in the section entitled “Supplemental Information” in this press release.

Winc, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020

Assets
Current assets:
Cash	$4,883	$7,008
Accounts receivable, net of allowance for doubtful accounts and sales returns of $0.2 million as of both years ending December 31, 2021 and 2020	2,575	1,505
Inventory	23,888	11,880
Prepaid expenses and other current assets	6,887	3,046
Total current assets	38,233	23,439
Property and equipment, net	496	166
Intangible assets, net	11,537	488
Other assets	122	131
Total assets	$50,388	$24,224
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,040	$3,673
Accrued liabilities	6,762	4,759
Contract liabilities	12,127	8,691
Short-term early exercise stock option liabilities	922	75
Current portion of long-term debt	—	1,526
Total current liabilities	23,851	18,724
Deferred rent	147	223
Warrant liabilities	—	1,067
Paycheck Protection Program note payable	—	1,364
Long-term debt, net	—	812
Long-term early exercise stock option liabilities	839	—
Other liabilities	2,069	421
Total liabilities	26,906	22,611
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, zero and 71,512,354 shares authorized, zero and 7,266,986 shares issued and outstanding, aggregate liquidation preference of zero and $71,746 as of December 31, 2021 and 2020, respectively	—	56,462
Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 300,000,000 and 106,910,000 shares authorized as of December 31, 2021 and 2020, respectively, 13,214,612 and 945,794, shares issued and outstanding as of December 31, 2021 and 2020, respectively	2	1
Preferred stock, par value $0.0001 per share; 10,000,000 and zero shares authorized as of December 31, 2021 and 2020, respectively, zero shares issued and outstanding as of both December 31, 2021 and 2020	—	—
Treasury stock (168,750 shares outstanding as of both December 31, 2021 and 2020)	(7)	(7)
Additional paid-in capital	95,207	2,229
Accumulated deficit	(71,720)	(57,072)
Total stockholders’ equity (deficit)	23,482	(54,849)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$50,388	$24,224

Winc, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net revenues	$18,496	$17,693	$72,069	$64,707
Cost of revenues	11,339	9,827	41,944	38,352
Gross profit	7,157	7,866	30,125	26,355
Operating expenses:
Marketing	5,838	5,616	17,516	17,388
Personnel	2,960	2,061	15,500	7,582
General and administrative	4,659	2,428	13,214	7,545
Production and operation	221	33	318	169
Creative development	87	10	374	83
Total operating expenses	13,765	10,148	46,922	32,767
Loss from operations	(6,608)	(2,282)	(16,797)	(6,412)
Other income (expense):
Interest expense	(106)	(158)	(654)	(834)
Income (expense) from change in fair value of warrant liabilities	1,032	21	388	(208)
Other income, net	135	542	1,101	523
Gain on debt forgiveness from Paycheck Protection Program note payable	-	-	1,364	—
Total other income (expense), net	1,061	405	2,199	(519)
Loss before provision for income taxes	(5,547)	(1,877)	(14,598)	(6,931)
Income tax expense	33	12	50	27
Net loss	$(5,580)	$(1,889)	$(14,648)	$(6,958)
Net loss per common share:
Basic and diluted	$(0.73)	$(2.10)	$(4.42)	$(7.80)
Weighted-average common shares outstanding:
Basic and diluted	7,686,024	900,564	3,312,484	892,333

Winc, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	For the year ended
	December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(14,648)	$(6,958)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	714	510
Amortization of debt issuance costs	161	251
Stock-based compensation	1,330	275
(Income) expense from change in fair value of warrant liabilities	(388)	208
Forgiveness of employee promissory notes	3,492	—
Interest income from employee promissory notes	(38)	—
Gain on debt forgiveness from Paycheck Protection Program note payable	(1,364)	—
Issuance of common stock in exchange for investor relations services	536	—
Bad debt expense	311	—
Change in operating assets and liabilities:
Accounts receivable	114	(137)
Inventory	(9,879)	(3,391)
Prepaid expenses and other current assets	(4,092)	(381)
Other assets	243	(43)
Accounts payable	(1,385)	(126)
Accrued liabilities	440	2,248
Contract liabilities	3,436	7,553
Deferred rent	(75)	(86)
Other liabilities	(119)	496
Net cash (used in) provided by operating activities	(21,211)	419
Cash flows from investing activities
Cash paid for asset acquisition	(8,758)	—
Purchase of property and equipment	(721)	(359)
Loans for employee advances	—	(16)
Net cash used in investing activities	(9,479)	(375)
Cash flows from financing activities
Proceeds from Paycheck Protection Program note payable	—	1,364
Payments on line of credit, net	—	(6,000)
Repayments of long-term debt	(2,500)	(1,669)
Proceeds from issuance of preferred stock and warrants, net of issuance costs	13,290	6,833
Proceeds received for the issuance of common stock	—	18
Proceeds from initial public offering, net of deferred costs	17,675	—
Proceeds from exercise of employee stock options	100	—
Net cash provided by financing activities	28,565	546
Net (decrease) increase in cash	(2,125)	590
Cash at beginning of period	7,008	6,418
Cash at end of period	$4,883	$7,008

Supplemental disclosure of cash flow information
Interest paid	$287	$597
Taxes paid	$91	$27

Supplemental noncash investing and financing activities
Employee promissory notes issued for stock option exercises	$3,453	$—
Vesting of early exercised stock options	$338	$—
Issued shares of redeemable convertible preferred stock in connection with acquisitions	$1,000	$—
Conversion of redeemable convertible preferred stock to common stock upon IPO	$68,874	$—
Deferred offering costs reclassified to additional paid-in capital	$2,632	$—
Conversion of liability classified warrants to equity upon initial public offering	$2,625	$—
Exercise of warrants	$89	$—

Non-GAAP Financial Measures

The Company’s management believes Adjusted EBITDA and Adjusted EBITDA margin, which are measures that are not calculated in accordance with generally accepted accounting principles in the United States, are helpful to investors, analysts and other interested parties because these measures can assist in providing a more consistent and comparable overview of the Company’s operations across historical financial periods. In addition, these measures are frequently used by analysts, investors and other interested parties to evaluate and assess performance. The Company defines Adjusted EBITDA as net loss before interest, taxes, depreciation and amortization, stock based compensation expense and other items the Company believes are not indicative of the Company’s operating performances, such as gain or loss attributable to the change in fair value of warrants. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net revenues. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are presented for supplemental informational purposes only and should not be considered as alternatives or substitutes to financial information presented in accordance with GAAP. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in the Company’s consolidated statement of operations that are necessary to run the Company’s business. Some of these limitations include:

•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for the Company’s working capital needs;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures
.

Other companies, including other companies in the Company’s industry, may not use such measures or may calculate the measures differently than as presented in this Annual Report, limiting their usefulness as comparative measures.

A reconciliation of net loss to Adjusted EBITDA and net loss margin to Adjusted EBITDA margin is set forth below (dollars in thousands). Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net loss	$(5,580)	$(1,889)	$(14,648)	$(6,958)
Interest expense	106	158	654	834
Income tax expense	33	12	50	27
Depreciation and amortization expense	194	114	714	510
EBITDA	$(5,247)	$(1,605)	$(13,230)	$(5,587)
Stock-based compensation	339	101	1,330	275
Gain on debt forgiveness from Paycheck Protection Program note payable	—	—	(1,364)	—
Forgiveness of employee promissory notes issued for stock option exercises	—	—	3,453	—
Change in fair value of warrant liabilities	(1,032)	(21)	(388)	208
Adjusted EBITDA	$(5,940)	$(1,525)	$(10,199)	$(5,104)
Net loss margin	-30.2%	-10.7%	-20.3%	-10.8%
Adjusted EBITDA margin	-32.1%	-8.6%	-14.2%	-7.9%

Winc, Inc.

Supplemental Information

(In thousands, except for average order value and retail accounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020

DTC
DTC net revenues	$14,406	$15,497	$53,931	$54,854
DTC gross profit	5,999	7,314	23,045	23,055
Average order value	$75.58	$69.19	$71.91	$63.04
Wholesale
Wholesale net revenues	$3,911	$1,552	$17,042	$8,237
Wholesale gross profit	1,075	206	6,473	2,393
Retail accounts	8,720	3,303	16,905	7,869

Average Order Value

The Company believes the continued growth of its average order value demonstrates both the Company’s increasing value proposition for its consumer base and their increasing affinity for the Company’s premium brands. The Company defines average order value as the sum of DTC net revenues, divided by the total orders placed in that period. Total orders are the summation of all completed individual purchase transactions in a given period. Average order value may fluctuate as the Company expands into and increases its presence in additional product categories.

Retail Accounts

Retail account growth is a key metric for the Company’s continued growth in wholesale as it is a measure of how widely the Company’s products are distributed. The metric represents the number of retail accounts in which the Company sold its products in a given period.